Exhibit 99.3

NONSTATUTORY  STOCK  OPTION  CERTIFICATE

for Non-Employee Directors

non-transferable

GRANT TO

(the “Optionee”)

the right to purchase (the “Option”) from Superior Essex Inc. (the “Company”)

[                ] shares of its common stock, par value $0.01 per share, at the exercise price of [$          ] per share

pursuant to and subject to the provisions of the Superior Essex Inc. 2005 Amended and Restated Director Compensation Plan (the “Director Compensation Plan”), which is operated as a subplan of the Superior Essex Inc. 2005 Incentive Plan (the “Incentive Plan” and, together with the Director Compensation Plan, the “Plans”), and to the terms and conditions set forth on the reverse hereof.  Unless vesting is accelerated in accordance with the Plans, the Option shall vest (become exercisable) in accordance with the following schedule:

Continuous Service as a Director after Grant Date	Percent of Option Shares Vested

Less than 1 Year	Prorata, based on the number of days served as a director since the Grant Date / 365, rounded to the nearest whole Share

1 Year	100%

IN WITNESS WHEREOF, Superior Essex Inc. has caused this Certificate to be executed as of the Grant Date, as indicated below.

SUPERIOR ESSEX INC.

By:
Its:	Authorized Officer

Grant Date:

TERMS AND CONDITIONS

1. Grant of Option. The Company hereby grants to the Optionee named on the reverse hereof, subject to the restrictions and the terms and conditions set forth in the Plans and in this award certificate (this “Certificate”) a nonstatutory stock option (the “Option”) to purchase from the Company, on the terms and conditions set forth in this certificate (this “Certificate”), the number of Shares indicated on the reverse hereof of the Company’s Stock, at the exercise price per share set forth on the reverse hereof (the “Exercise Price”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

2. Vesting. The Option will vest and become exercisable on the earliest to occur of the following (the “Vesting Date”):

(a)          as to the percentages of the Shares specified on the reverse hereof, on the dates specified on the reverse hereof, or

(b)         as to all of the Shares, the termination of Optionee’s service as a director of the Company due to death, Disability or Retirement, or

(c)          as to all of the Shares, Optionee’s Separation from Service within one year after the effective date of a Change in Control.

If Optionee’s service as a director terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, the Option shall lapse as to any unvested Shares.  If the Optionee ceases to be eligible for all or part of his or her Supplemental Annual Retainer prior to the Vesting Date, the portion of this Option vesting shall be adjusted as provided in the Director Compensation Plan.

3. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date one year after the date of Optionee’s termination as a director for any reason. In the event of Optionee’s death, the Option may be exercised by Optionee’s beneficiary designated pursuant to the Incentive Plan.

4. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; but the Committee may permit other transfers.

5. Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person upon exercise of the Option. Nothing in this Certificate shall interfere with or limit in any way the right of the Company to terminate Optionee’s service as a director at any time, nor confer upon Optionee any right to continue as a director of the Company.

6. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Optionee; provided, however, that such amendment, modification or termination shall not, without Optionee’s consent, reduce or diminish the value of this Equity Award determined as if it had been fully vested on the date of such amendment or termination.

7. Plans Control. The terms contained in the Plans are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Certificate, the provisions of the Plans shall be controlling and determinative. In the event of any actual or alleged conflict between the provisions of the two Plans, the provisions of the Incentive Plan shall be controlling and determinative.

8. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia 30339; Attention: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.